Exhibit 99.1

Calidi Biotherapeutics Presents Data Supporting RTNova Systemic Technology to Target Metastatic Lung Cancer

SAN DIEGO, November 18, 2024 (GLOBE NEWSWIRE) - Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, presented data  at the International Oncolytic Virotherapy Conference (IOVC) and the Society for Immunotherapy of Cancer (SITC) Annual Meeting to support the targeted capabilities of its proprietary RTNova™ systemic enveloped virotherapy technology. This data supports the potential use of RTNova to target every metastatic site in multiple oncology indications including metastatic lung cancer.

RTNova is uniquely designed to overcome key challenges in systemic virotherapy, including rapid immune clearance and limited therapeutic targeting. By incorporating enveloped technology into its tumor-selective vaccinia virus platform, RTNova now has the potential to target multiple metastatic tumor sites, killing and transforming, not one, but potentially all tumor microenvironments in the body. Calidi’s enveloped virotherapies demonstrated robust therapeutic potential as a monotherapy and as a viral vector, allowing future expansion of functionality to support delivery of therapeutic gene or medicine payloads into all tumor sites.

“New data presented at IOVC and SITC demonstrated the robust therapeutic potential of our RTNova technology in an advanced lung metastasis model,” said Dr. Santidrian, Chief Scientific Officer of Calidi Biotherapeutics. “These findings represent a significant advancement in developing systemic antitumor virotherapy for advanced disease stages, which remains a leading cause of death in cancer patients.” Additionally, the data reveals that once the virus reaches the tumors or metastases, it successfully kills and transforms tumor microenvironments and can additionally induce expression of engineered payloads in the tumor cells. We believe RTNova has the potential to transform how we address previously untreatable metastatic diseases.”

Download the poster presentation from SITC here.

RTNova utilizes a novel, tumor-selective strain of vaccinia virus engineered to produce high levels of extracellular enveloped viruses (EEVs). These EEVs are designed to integrate human cell-derived proteins enabling the targeting of tumor sites while avoiding rapid clearance by the host immune system. This latest enhancement extends RTNova’s utility, making it a versatile platform as a direct antitumor modality, and as a viral vector for customized delivery of cancer treatments. This data will also support the advancement of potential collaborative relationships with pharma partners.

Calidi Biotherapeutics continues to advance its clinical-stage, off-the-shelf, virotherapies. With RTNova, the company is planning multi-modal systemic antitumor virotherapies that can disrupt tumor growth, reprogram the tumor immune microenvironment, and achieve durable therapeutic outcomes for a larger patient population.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 15, 2024, (ii) Form 10-Q filed on May 14, 2024, (iii) Form 10-Q filed on August 13, 2024 and (iv) Form 10-Q filed on November 12, 2024. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

For Investors:

Dave Gentry, CEO
RedChip Companies, Inc.
1-407-644-4256
CLDI@redchip.com

Source: Calidi Biotherapeutics, Inc.